Exhibit 10.1

Northrim Bank

2023 Deferred Compensation Plan

Effective as of November 30, 2023

Table of Contents

			Page
SECTION	1	Introduction	1
SECTION	2	Eligibility and Participation	5
SECTION	3	Compensation Deferrals	5
SECTION	4	Company Contributions	7
SECTION	5	Accounts and Vesting	7
SECTION	6	Payments	9
SECTION	7	Designated Beneficiary	12
SECTION	8	Administration	12
SECTION	9	Claims Procedure	13
SECTION	10	Amendment and Termination	15
SECTION	11	Unfunded Plan	15
SECTION	13	Miscellaneous	16

NORTHRIM BANK 2023 DEFERRED COMPENSATION PLAN

SECTION 1
INTRODUCTION

1.1    Purpose and Nature of Plan. The purpose of this 2023 Deferred Compensation Plan (this “Plan”) is to provide a deferred compensation arrangement for a select group of management or highly compensated employees of the Participating Companies who contribute materially to the continued growth, development and future business success of the Participating Companies.

The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2) and 301(a)(3). The Plan is also intended to comply with requirements for nonqualified deferred compensation under Section 409A of the Code to the extent that the benefits under this Plan are subject to Code Section 409A.

1.2    Effective Date. The Plan is effective as of November 30, 2023 (the “Effective Date”).

1.3    Definitions. For purposes of this Plan, the following terms have the meanings below unless the context clearly indicates otherwise:

1.3.1    Account means the bookkeeping account maintained for each Participant maintained by the Plan Administrator in accordance with Section 5.1 to record the Participant’s entire interest under the Plan.

1.3.2 Aggregated Plan means a nonqualified deferred compensation plan that is required to be aggregated and treated with the Plan as a single plan under Code Section 409A.

1.3.3 Base Pay of a Participant for any Plan Year means the total base salary and wages paid by the Participating Company to the Participant in such Plan Year. A Participant’s “Base Pay” includes any amount that would be included in the definition but for the Participant’s election to defer some of their Base Pay pursuant to this Plan. “Base Pay” excludes bonuses or extraordinary pay by the Participating Company, any Participating Company contributions made under this Plan, allowances for expenses (including moving, travel expenses and automobile allowances), and fringe benefits whether payable in cash or in a form other than cash.

1.3.4 Board means the board of directors of the Company.

1.3.5 Cause means “cause” or an equivalent concept as described in a Participant’s employment agreement with the Participating Company that employs the Participant; provided that if the Participant does not have an employment agreement, or the agreement does not define “cause” or an equivalent concept, then a Termination of Employment will be deemed to be for

“cause” if it is as a result of the Participant’s (a) refusal to perform his or her obligations to the Participating Company, (b) willful misconduct contrary to the interests of the Participating Company, (c) commission of a criminal act whether denominated a felony, misdemeanor or otherwise, (d) failure to comply with the terms of the Participant’s nondisclosure or confidentiality agreement with the Participating Company or any agreement for the assignment of intellectual property rights to the Participating Company, (e) material violation of any contract or agreement between the Participant and the Participating Company, of any code of conduct or policy of the Participating Company, or of any statutory duty owed to the Participating Company or (f) engaging in activities in competition with or antithetical to the best interests of the Participating Company.

1.3.6    Change in Control means a “change in control” event with respect to a Participating Company for Code Section 409A purposes that is (a) a change in ownership or effective control of the Participating Company through a transaction that constitutes the acquisition by a person, or more than one person acting as a group, of more than 50% of the total fair market value or total voting power of the ownership interests of the Participating Company; or (b) a change in the ownership of more than 50% of the assets of the Participating Company during a 12-month period, other than through a transfer to a related party.

1.3.6.1. To constitute a Change in Control with respect to a Participant, the Change in Control must relate to (a) the Participating Company with respect to which the Participant is an employee at the time of the Change in Control; (b) the Participating Company that is liable for the payment of the Account but only if either the Participant’s benefits under the Plan are attributable to the performance of services by the Participant for such Participating Company or there is a bona fide business purpose for such Participating Company to be liable for such payment and, in either case, no significant purpose in making such corporation or corporations liable for such payment is the avoidance of federal income tax; or (c) an entity that owns more than 50% of the total fair market value and total voting power of the Participating Company identified in Section 1.3.6.1(a) or 1.3.6.1(b), or any Participating Company in a chain of ownership in which each entity owns more than 50% of the total fair market value and the total voting power of another entity in the chain, ending in a Participating Company identified in Section 1.3.6.1(a) or 1.3.6.1(b).

1.3.7    Code means the Internal Revenue Code of 1986, as amended.

1.3.8    Committee means the compensation committee of the Board.

1.3.9    Company means Northrim Bank.

1.3.10    Company Contribution for any Plan Year means the amount determined and contributed, if any, to the Account of a Participant, pursuant to Section 4.

1.3.11    Compensation Deferral means the total amount of Base Pay and Incentive Compensation that a Participant elects to defer under this Plan pursuant to a timely Deferral Election Form for a Plan Year.

1.3.12    Deferral Election Form means a written election form prescribed by the Plan Administrator in accordance with the terms of this Plan for use by a Participant to make elections with respect to time and form of payments under this Plan and to defer Base Pay or Incentive Compensation under this Plan.

1.3.13    Eligible Employee means an employee of a Participating Company who is eligible to participate in the Plan pursuant to Section 2.1.

1.3.14    Incentive Compensation of a Participant for any Plan Year means the remuneration paid by a Participating Company to the Participant in the Plan Year under the annual profit share bonus program sponsored by the Participating Company and includes any amount that would be included in the definition but for the Participant’s election to defer some of his or her Incentive Compensation pursuant to this Plan.

1.3.15    Installment Method shall mean equal annual installment payments over five (5) or ten (10) years as elected by the Participant in accordance with Section 6.2.2, 6.2.3, or 6.2.4, as applicable. The installments for a Plan Year shall be determined by dividing the Participant’s Account value as of the applicable Valuation Date by the number of installments remaining as of the first date during a Plan Year in which installments will be paid. For purposes of clarification, if the initial installment payment to a Participant is made in a month other than in January (for example, following the Participant’s Termination of Employment), the installment payments for any subsequent year in the Installment Period will be payable as of January of the applicable year.

1.3.16    Installment Period means, as applicable, the five (5)- or ten (10)-year period during which payments under the Installment Method are made.

1.3.17    Interim Distribution Date means the first day of the Plan Year in which falls the date that is three (3), five (5) or ten (10) years beginning after the Plan Year in which the services giving rise to the earliest Compensation Deferrals subject to the Interim Distribution Date are to be performed, as selected by the Participant in accordance with Section 6.2.3, upon which a distribution shall be made in accordance with Section 6.3. By way of example, a Participant may elect, pursuant to Section 6.2.3, an Interim Distribution Date that is January 1, 2027, January 1, 2029, or January 1, 2034, with respect to Compensation Deferrals that relate to services that are performed in the Plan Year beginning January 1, 2024. The Interim Distribution Date, if any, with respect to any Company Contributions will be the same date(s), if any, as elected by the Participant with respect to his or her Compensation Deferrals, if applicable, or otherwise in accordance with Sections 6.2.1 and 6.2.3.

1.3.18    Investment Option means an investment fund, index or vehicle selected by the Plan Administrator and made available to Participants for the deemed investment of their Accounts (including, as determined by the Plan Administrator in its sole discretion, by reference to the value of the stock of any entity related to the Company).

1.3.19    Normal Retirement Age means December 31 of the Plan Year in which the Participant attains age 65 while still employed by (or otherwise providing services to) a Participating Company or a Related Entity.

1.3.20    Participant means an Eligible Employee who has an Account under the Plan. An individual will remain a Participant until the earlier of the Participant’s death or the date as of which the Participant’s entire Account has been distributed.

1.3.21    Participating Companies means the Company and any Related Entity that has agreed to participate in this Plan. A list of Participating Companies is set forth on the attached Exhibit A (which may be amended from time to time).

1.3.22    Payment Event means any of the following: (a) the Participant’s Termination of Employment for any reason; (b) the Participant’s Normal Retirement Age; (c) the Participant’s death; (d) the occurrence of an Interim Distribution Date; and (e) a termination of the Plan, including in connection with a Change in Control.

1.3.23    Plan Administrator means the Committee, unless the Board or Committee has delegated the responsibility to another committee or such other person or persons designated by the Board or Committee, as applicable.

1.3.24    Plan Year means the calendar year; provided that the initial Plan Year will begin on the Effective Date and end on December 31, 2023. However, no Compensation Deferrals will be effective with respect to Total Compensation payable, and no Company Contributions will be made, prior to January 1, 2024.

1.3.25    Related Entities means the wholly owned subsidiaries and affiliates of the Company, any successor corporation, or any other entity or trade or business that must be aggregated with the Company under Code Section 409A(d)(6).

1.3.26    Termination of Employment means a “separation from service,” as defined pursuant to Code Section 409A and corresponding regulations that is a termination of services as an employee with a Participating Company. A transfer of employment from one Participating Company to another Participating Company will not be considered a Termination of Employment. A change in status from an employee of a Participating Company to a non-employee service relationship with a Participating Company or a transfer of employment from a Participating Company to a Related Entity that is not a Participating Company will not be a Termination of Employment for purposes of a Payment Event, to the extent required to comply with Code Section 409A, but will result in the Participant no longer being an Eligible Employee. For purposes of whether a Participant is an Eligible Employee, a Participant’s employment relationship will be deemed to be terminated in the event that the Participating Company employing such Participant ceases to remain a Related Entity following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

1.3.27    Total Compensation for any Plan Year means a Participant’s Base Pay plus Incentive Compensation.

1.3.28    Valuation Date means a business day that is a valuation date for purposes of the Company’s Savings Incentive Plan.

SECTION 2
ELIGIBILITY AND PARTICIPATION

2.1    Eligibility to Participate. Eligibility to participate in this Plan is limited to those employees of a Participating Company who satisfy all of the following criteria and any other eligibility conditions that may be established by the Committee in order to be eligible to participate in the Plan: (a) the employee is an existing employee or newly hired employee of a Participating Company who is a member of a select group of key management or highly compensated employees of a Participating Company and has a job title or position as set forth in the attached Exhibit A, and (b) the employee’s annualized Base Pay is expected to equal to or exceeds the threshold compensation limit (as may be established by the Committee may from time to time). The Committee has the sole discretion to determine which employees who have met the applicable eligible criteria will be designated as Eligible Employees and will designate, in writing, those employees who will be Eligible Employees (and such designation may be made by reference to individual employee names or to job titles or other categories).

2.2    Participation. The Plan Administrator will provide written notification to each Eligible Employee of his or her eligibility to participate in the Plan. An Eligible Employee will become a Participant by (a) completing and submitting a Deferral Election Form in accordance with Section 3.1, or (b) absent the submission of a Deferral Election Form, receiving a Company Contribution under Section 4; provided, that the Eligible Employee must comply with such terms and conditions as the Plan Administrator may from time to time establish for the implementation of this Plan, including, but not limited to, any condition the Plan Administrator may deem necessary or appropriate for the Company to meet its obligations under this Plan.

2.3    Cessation of Eligibility. If during a Plan Year, a Participant ceases to satisfy the criteria that qualified him or her as an Eligible Employee (including, for this purpose, the requirement that such individual be a member of a “select group of management or highly compensated employees” (for purposes of ERISA Sections 201(2) and 301(a)(3)) of a Participating Company, his or her Compensation Deferrals and Company Contributions under the Plan will cease as of the date he or she ceases to qualify as an Eligible Employee. The former Eligible Employee will, however, remain a Participant in the Plan until his or her entire vested Account balance is distributed from the Plan (or if earlier, his or her death).

SECTION 3
COMPENSATION DEFERRALS

3.1    Deferral Election. An Eligible Employee may elect to defer receipt of Total Compensation for a Plan Year to a later year. Except as provided in Sections 3.1.1 through 3.1.3, an election to defer receipt of Total Compensation payable for a Plan Year must be made by the Eligible Executive pursuant to a Deferral Election Form no later than December 31 preceding that Plan Year during which the Eligible Employee will perform services for the Company that entitle the Eligible Employee to receive compensation from the Company and any such Deferral Election Form will be irrevocable. A Participant’s Deferral Election Form for one Plan Year will not remain in effect for subsequent Plan Years.

3.1.1    Initial Year of Participation. To the extent permitted by the Plan Administrator, an Eligible Employee who first becomes eligible to participate in the Plan after the first day of a Plan Year may make an election to defer receipt of Total Compensation in the Plan Year for services to be performed subsequent to his or her deferral election; provided that such election is made within 30 days after he or she first becomes eligible to participate in this Plan. In no event will a Participant be permitted to defer Total Compensation with respect to services performed before the date on which the Deferral Election Form is signed by the Participant and accepted by the Plan Administrator.

3.1.2    Former Participants with No Account Balance. To the extent permitted by the Plan Administrator and under Code Section 409A, if an Eligible Employee who is a former Participant has been paid all amounts deferred under the Plan and any Aggregated Plan and, on and before the date of the last payment, is not eligible to continue (or elect to continue) to participate in the Plan or any Aggregated Plan for periods after the last payment (other than through an election of a different time and form of payment with respect to the amounts paid), the Eligible Employee may be treated as initially eligible to participate in the Plan pursuant to Section 3.1.1 as of the first date following such last payment that the Eligible Employee again becomes eligible to participate in the Plan.

3.1.3    Participants After Two Years of Ineligibility. To the extent permitted by the Plan Administrator and under Code Section 409A, if an Eligible Employee who is a Participant or former Participant ceases being eligible to participate in the Plan and any Aggregated Plan, regardless of whether all amounts deferred under such plans have been paid, and subsequently becomes eligible to participate in the Plan again, the Eligible Employee may be treated as being initially eligible to participate in the Plan pursuant to Section 3.1.1 if the Eligible Employee has not been eligible to participate in the Plan or an Aggregated Plan (other than through the accrual of earnings) at any time during the 24-month period ending on the date the Eligible Employee again becomes eligible to participate in the Plan.

3.2    Amount of Deferral. An Eligible Executive may elect to defer receipt of (i) up to 90% of Base Pay payable in the Plan Year and (ii) up to 90% of Incentive Compensation earned in the Plan Year.

3.3    Crediting of Compensation Deferrals. A Participant’s Compensation Deferrals will be credited to his or her Account as soon as administratively practical following the date the amounts deferred otherwise would have been payable in cash to the Participant.

3.4    General Rules. Deferral elections under this Section 3 with respect to an Eligible Employee’s Total Compensation must be made in writing on a Deferral Election Form and otherwise in the form and manner, and in accordance with the notice requirements prescribed by the Plan Administrator, and as further required by Section 3.1. Except as otherwise provided in this Plan or permitted by the Plan Administrator, in its sole discretion and to the extent permitted by Code Section 409A, the elections made by an Eligible Employee pursuant to this Section 3 are irrevocable.

SECTION 4
COMPANY CONTRIBUTIONS

4.1    Company Contributions. A Participating Company may, but is not obligated to, make Company Contributions to a Participant who is an Eligible Employee. Any such Company Contributions will be in the amount, as may be determined by the Committee in its sole discretion. The amounts of and formula(s) for any such Company Contributions need not be uniform as to all Participants.

4.2    Crediting of Company Contributions. Any Company Contributions credited to the behalf of a Participant will be credited to the Participant’s Account at such time as determined by the Plan Administrator.

SECTION 5
ACCOUNTS AND VESTING

5.1    Accounts.

5.1.1    Establishment of Accounts. The Plan Administrator will establish and maintain an Account on behalf of each Participant. The Plan Administrator may establish such subaccounts for each Account as it determines from time to time to be advisable, including to track Compensation Deferrals and Company Contributions that are subject to different distribution schedules under the Plan. A maximum of three (3) subaccounts may be established for each Participant’s Compensation Deferrals, to reflect the amount of the Participant’s Compensation Deferrals (plus associated earnings, if any) that are subject to distribution under the Plan.
5.1.2    Nature of Accounts. Accounts under the Plan will, at the Plan Administrator’s election, either (a) be represented solely by bookkeeping entries, and no assets shall actually be set aside for Participants or (b) credited to a trust established pursuant to Section 11.2. No Participant or beneficiary will have any interest in any assets set aside as a source of funds to satisfy benefit obligations under the Plan. The Plan will constitute an unsecured promise by the Company to make benefit payments in the future. Any assets that may be set aside by the Company or a Participating Company, as applicable, including in one more custodial accounts, in anticipation of their obligations under the Plan, will be subject to the terms of the trust, if any, established pursuant to Section 11.2 and will otherwise be part of the general assets of the Company or that Participating Company, as applicable.

5.1.3    Allocation of Liability. The Plan Administrator will allocate the total liability to pay benefits under the Plan among the Company and the other Participating Companies in such manner and amount as the Plan Administrator in its sole discretion deems appropriate but, in general, liabilities shall be allocated among the Participating Companies in proportion to the liabilities of the Participants that are the employees of the Participating Companies. A Participating Company’s obligation to pay benefits under the Plan constitutes a mere promise of the Participating Company to pay such benefits, and a Participant or his or her beneficiary shall be and remain no more than an unsecured, general creditor of the applicable Participating Company.

5.2    Vesting. All amounts credited to a Participant’s Account with respect to his or her Compensation Deferrals (including any associated investment earnings) will be 100% vested at all times. Any Company Contributions credited to a Participant’s Account (and any associated investment earnings) will be subject to the vesting schedule, if any, that is determined by the Plan Administrator in its sole discretion; provided, that a Participant will forfeit any Company Contributions credited to the Participant’s Account (and any associated deemed investment earnings) without payment if the Participant experiences a Termination of Employment for Cause, regardless of whether such Company Contributions (and associated deemed investment earnings) were deemed to be vested prior to the date of such Termination of Employment for Cause.

5.3    Investment Options.

5.3.1    Selection. The Plan Administrator will select the Investment Options to be made available to Participants for the deemed investment of their Accounts under the Plan. Unless otherwise determined by the Plan Administrator, in its sole discretion, any Investment Options made available to a Participant will be consistent with or otherwise correspond to investment funds, indices, or vehicles that are available under the Company’s Savings Incentive Plan or another tax-qualified retirement plan sponsored by a Participating Company. From time to time, in the sole discretion of the Plan Administrator, the Investment Options available to Participants for their deemed investments under the Plan may be revised.

5.3.2    Deemed Investment Elections. All Investment Option selections must be denominated in whole percentages unless the Plan Administrator determines that lower increments are acceptable. A Participant may make changes in the manner in which future Compensation Deferrals and any Company Contributions are deemed to be invested among the various Investment Options in accordance with procedures established by the Plan Administrator. A Participant may redirect the manner in which earlier Compensation Deferrals and Company Contributions, as well as any appreciation (or depreciation) to-date, are deemed to be invested among the Investment Options available in the Plan in accordance with procedures established by the Plan Administrator. However, neither the Plan Administrator nor any other person on behalf of any Participating Company will be under any obligation to actually invest any amounts credited to an Account in any particular manner, including in accordance with the Participant’s deemed investment elections, and such Investment Option elections will be used solely to determine the amounts by which the Participant’s Account shall be adjusted under this Section 5

5.4    Investment Earnings. As of each Valuation Date, the Plan Administrator will adjust the Account (or the applicable portion of the Account) of each Participant for deemed investment earnings and losses, based on the performance of the Investment Options selected by the Participant (or as applicable, designated by the Plan Administrator), and charged with distributions made to or with respect to a Participant. However, all notional acquisitions and dispositions of any Investment Options which occur within a Participant’s Account, pursuant to the terms of the Plan, will be deemed to occur at such times as the Plan Administrator shall determine to be administratively feasible in its sole discretion and the Participant’s Account shall be adjusted accordingly. Accordingly, if a distribution or reallocation must occur pursuant to the terms of the Plan and all or some portion of the Account must be valued in connection with such distribution or reallocation (to reflect deemed investment earnings or losses), the Plan

Administrator may in its sole discretion, unless otherwise provided for in the Plan, select a date or dates which shall be used for valuation purposes.

5.5    Statement of Accounts. At least once for each Plan Year, the Plan Administrator will provide to each Participant a written statement setting forth the balance of the Account maintained for the Participant.

SECTION 6
PAYMENTS

6.1    In General. Except as otherwise provided in the Plan, payment of a Participant’s vested Account balance will be made (or commence, in the case of installments) in connection with the earliest Payment Event to occur.

6.2    Form and Timing of Payment.
6.2.1    Initial Elections. Each Participant will elect the form and timing of payment of his or her Account at the time the Participant submits his or her initial Deferral Election Form; provided that if the Participant receives a Company Contribution prior to the time he or she has submitted an initial Deferral Election Form, the Plan Administrator will require the Participant to make such election in connection with the initial Company Contribution pursuant to procedures established by the Plan Administrator as to the form and timing of payment of his or her Account. The Participant may make an initial election as to form and timing of payment under the Plan so that he or she will receive a distribution from the Participant’s vested Account under the Installment Method under Section 6.2.2 upon the Participant’s Termination of Employment or Normal Retirement Age (instead of in a lump sum), or to receive a distribution from the Participant’s vested Account in either a lump sum or under the Installment Method on an Interim Distribution Date under Section 6.2.3, in each case in accordance with procedures established by the Plan Administrator. Except as otherwise provided in Section 6.2.4, a Participant’s initial election(s) under this Section 6.2.1, whether on his or her initial Deferral Election Form or in connection with the initial Company Contributions credited on behalf of the Participant, may not be changed.

6.2.2    Election for Installment Payments Upon Termination or Normal Retirement Age. A Participant may elect to receive the distribution of his or her vested Account balance (after any distributions made upon an Interim Distribution Date) under the Installment Method, instead of in a lump-sum payment, upon the occurrence of the earlier to occur of (a) the Participant’s Termination of Employment for any reason and (b) the Participant’s Normal Retirement Age. The Participant’s selection of the Installment Method for payments upon the Participant’s Termination of Employment or Normal Retirement Age is irrevocable, except as provided in Section 6.2.4.

6.2.3    Election to Receive Interim Distributions. A Participant may make an election to have his or her vested Account (or a subaccount) paid to him or her at an Interim Distribution Date designated by the Participant in either a lump sum or under the Installment Method, and any subaccount that is not paid out at an Interim Distribution Date will be paid in accordance with Section 6.2.2 or 6.2.5, as applicable. Each Participant will be limited to a maximum of two (2) Interim Distribution Dates. Any election under this Section 6.2.3 must be made in accordance with procedures established by the Plan Administrator. The Participant’s selection of an Interim Distribution Date is irrevocable, except as provided in Section 6.2.4.

6.2.4    Subsequent Changes to Elections. A Participant may elect to change the time or form of payment of amounts distributable upon a Termination of Employment or Normal Retirement Age, or elect to change the time of payment of amounts distributable upon an Interim Distribution Date; provided, however, that any such election shall be effective only if it complies with Treasury Regulations Section 1.409A-2(b) and applies to all amounts payable upon a payment event, including an Interim Distribution Date (and a Participant will not be able to change the time and form of a single installment payment with respect to payments under the Installment Method). The Plan Administrator will have sole and absolute discretion to decide whether such a request to change in election will be approved but may approve no more than one such request for any Participant.

6.2.5    Default Time and Form of Payment. If no election as to the time and form of distribution is made by the Participant in accordance with the preceding provisions of this Section 6.2, payment of the Participant’s vested Account balance will be made in cash in a lump sum within 60 days after the occurrence of the earlier to occur of (a) the Participant’s Termination of Employment for any reason and (b) the Participant’s Normal Retirement Age.

6.3    Interim Distribution Date. If a Participant makes an election in accordance with Section 6.2.3 the Participant’s vested Account (or subaccount, as applicable) that is subject to such election will be paid in a single cash lump sum payment as soon as reasonably practicable in January after the applicable Interim Distribution Date, unless the Participant elects for payments to be made under the Installment Method, in which case such installment payments will commence as soon as reasonably practicable in January after the applicable Interim Distribution Date and continue during the Installment Period, subject to Sections 6.4, 6.5, 6.7, and 6.8.

6.4    Payment Upon Termination of Employment or Normal Retirement Age.

6.4.1    Normal Retirement Age. Subject to Section 6.4.2, if a Participant’s Payment Event is the Participant’s Normal Retirement Age, the Participant’s vested Account (or applicable subaccount(s), based on the Participant’s elections under Section 6.2) will be paid in the form of a cash lump sum or, if elected by the Participant, in annual cash payments (over the applicable Installment Period elected by the Participant in accordance with Section 6.2), with such payment made (or, as applicable, commence) within 60 days after the Participant’s Normal Retirement Age. If a Participant’s Normal Retirement Age occurs after an Interim Distribution Date but prior to the commencement of any payments under the Installment Method, then the distribution of the Participant’s vested Account balance will occur in accordance with Section 6.2.5, unless the Participant had made an election under Section 6.2.2 or 6.2.4 in connection with the Participant’s Normal Retirement Age. If a Participant’s Normal Retirement Age occurs after an Interim Distribution Date but payments under the Installment Method had commenced prior to the Participant’s Normal Retirement Age, then the payments under the Installment Method will continue for the remainder of the applicable Installment Period and this Section 6.4.1 will apply only to any subaccount that is not subject to the Participant’s election of the Installment Method with respect to distributions on an Interim Distribution Date.

6.4.2    Termination of Employment. In the event of a Participant’s Termination of Employment, the Participant’s vested Account (or applicable subaccount, based on the Participant’s elections under Section 6.2) will be paid in the form of a cash lump sum or, if elected by the Participant, in annual cash payments (over the applicable Installment Period elected by the Participant in accordance with Section 6.2), with such payment made (or, as applicable, commence) within 60 days after the date of the Termination of Employment. If a Participant’s Termination of Employment occurs after another Payment Event but prior to the commencement of any payments under the Installment Method, then the distribution of the Participant’s vested Account balance will occur in accordance with Section 6.2.5, unless the Participant had made an election under Section 6.2.2 or 6.2.4 in connection with the Participant’s Termination of Employment, in which case payments will be made in accordance with such election. If a Participant’s Termination of Employment occurs after another Payment Event but payments under the Installment Method had commenced prior to the Participant’s Termination of Employment, then the payments under the Installment Method will continue for the remainder of the applicable Installment Period and this Section 6.4.2 will apply only to the portion of the Participant’s vested Account that is not subject to the Participant’s election of the Installment Method with respect to distributions on an Interim Distribution Date or the Participant’s Normal Retirement Age.

6.4.3    Installment Payments. If applicable, the initial installment will be based on the value of the Participant’s vested Account (or the applicable subaccount), measured on the date of his or her Termination of Employment (or the Valuation Date preceding such termination date, if the Termination of Employment does not occur on a Valuation Date), and shall be equal to 1/n (where ‘n’ is equal to the total number of annual benefit payments not yet distributed). Deemed investment earnings or losses will be computed on any pending payments during the applicable Installment Period in accordance with Section 5.4. Subsequent installment payments will be computed during the Installment Period in a consistent fashion.

6.5    Payment Upon Death. In the event of a Participant’s death, whether before or after the occurrence of another Payment Event or the Participant has otherwise commenced receiving payments under the Plan, the Participant’s beneficiary will receive the balance of the Participant’s vested Account in a single lump-sum cash payment within 60 days after the date on which the Plan Administrator has notice of the death.

6.6    Withholding of Taxes. The Company may make such provisions and take such actions as it may deem necessary or appropriate for the withholding of any taxes which a Participating Company is required by law or regulation of any governmental authority to withhold in connection with any payments under this Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant or his or her beneficiary. However, the Participant or his or her beneficiary, as applicable, shall be responsible for the payment of all individual tax liabilities relating to any payments under this Plan.

6.7    Acceleration of Payments. Notwithstanding any other provisions of this Plan to the contrary, the Company may, in its complete discretion, upon a Participant’s application, pay all or a portion of the Participant’s Account earlier than as described in Sections 6.1 through 6.5 above in the event that the Participant is subject to state, local or federal taxes on amounts deferred under this Plan but not yet paid to the Participant, provided that the amount distributed is equal to such taxes, in accordance with Treasury Regulations issued under Section 409A of the Code.

6.8    Termination of Plan. Each Participant’s vested Account balance will be paid to him or her upon termination of the Plan to the extent provided in Section 10.2.

6.9    Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Plan Administrator may direct payment to the guardian, conservator, legal representative or person having the care and custody of such minor, incompetent or incapacitated person. The Plan Administrator may require proof of minority, incompetency, incapacity, conservatorship or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Plan Administrator from all liability with respect to such benefit.

SECTION 7
DESIGNATED BENEFICIARY

7.1    Designation. A Participant may designate a beneficiary to whom the unpaid and vested balance of his or her Account will be paid in the event of the Participant’s death prior to receipt of all payments due under this Plan. The designation will be made in the form, manner, and in accordance with the notice requirements prescribed by the Administrator.

7.2    Changing Beneficiary Designation. A Participant may from time to time revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new beneficiary designation with the Plan Administrator. The last designation received by the Plan Administrator will be controlling; provided, however, that no designation, or change or revocation thereof, will be effective unless received by the Plan Administrator prior to the Participant’s death.

7.3    No Beneficiary Designation. If no beneficiary designation is in effect at the time of Participant’s death or if the designated beneficiary is not living at the time of the Participant’s death or dies prior to complete distribution, then payments due thereafter will be made to the Participant’s estate.

7.4    Effect of Payment. Payment to the Participant’s beneficiary pursuant to this Section 7 will completely discharge the Company’s obligations under this Plan.

SECTION 8
ADMINISTRATION

8.1    Plan Administrator. This Plan will be administered by the Plan Administrator. The Plan Administrator will have the authority to interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in such administration. If the Plan Administrator is a committee: (a) a majority vote of the committee members in office at the time of the vote will control any decision; (b) the required majority action may be taken either by a vote at a meeting or without a meeting by a signed memorandum; (c) meetings may be conducted by telephone conference call; (d) the Plan Administrator may, by majority action, delegate to one or more of its members the authority to execute and deliver in the name of the Plan Administrator all communications and documents which the Plan Administrator is required or authorized to provide under this Plan; and (e) members of the committee may be Participants under this Plan. Any party may accept and rely upon any document executed in the name of the Plan Administrator. The Plan Administrator’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants.

8.2    Agents. The Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, and may consult with counsel who may be counsel to the Company.

8.3    Binding Effect of Decisions by Plan Administrator. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder will be final, conclusive and binding upon all persons having any interest in this Plan.

8.4    Indemnification. The Company will indemnify and hold harmless the Plan Administrator (and the members of any committee acting as the Plan Administrator) against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such person’s service as a Plan Administrator (or on the committee acting as the Plan Administrator), except in the case of willful misconduct.

SECTION 9
CLAIMS PROCEDURE

9.1    Claims. Any person claiming a benefit, requesting an interpretation or ruling under this Plan, or requesting information under this Plan, must present the request in writing to the Plan Administrator, which request must state the basis of the disagreement and include all relevant facts and information. The Plan Administrator will advise the person of the acceptance or rejection of a claim in writing within 90 days after the claim is received, unless special circumstances require an extension of time for processing the claim. If the Plan Administrator requires an extension, written notice of the extension stating the special circumstances requiring the extension of time and date by which the Plan Administrator will make a final decision will be furnished to the person prior to the end of the initial 90 day period. The extension may not exceed an additional period of 90 days. To the extent a claimant is a member of the Board or otherwise serves as part of the Plan Administrator, he or she will recuse himself or herself.

9.2    Denial of Claim. If the claim or request is denied, the written notice of denial shall state: (a) the reason for denial, with specific reference to the Plan provisions on which the denial is based; (b) a description of any additional material or information that the person may provide and an explanation of why it is necessary; and (c) an explanation of this Plan’s claim review procedure.

9.3    Review of Claim. Any person whose claim or request is denied may request review by notice given in writing to the Plan Administrator. Such notice must be received by the Plan Administrator within 60 days after the date the initial claim is denied. During the 60-day period, the claimant (or the claimant’s duly authorized representative) (a) may review relevant documents; (b) may submit written comments or other documents relating to the claim; (c) may request access to and copies of all documents relevant to the claim; and (d) may request a hearing, which the Plan Administrator, in its sole discretion, may grant. The Plan Administrator will consider all documents and other information submitted by the claimant in reviewing its previous decision, including documents not available to or considered by it during its initial determination.

9.4    Final Decision. The decision on review shall normally be made within 60 days after the claim or request is received by the Plan Administrator. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit for the extension shall be 60 days. The decision shall be in writing and shall state the reason and the relevant Plan provisions. If the Plan Administrator denies the appeal, the Plan Administrator must provide written notice to the claimant that includes: (a) the specific reason for the denial; (b) the relevant Plan provisions on which the denial is based; (c) a statement that the claimant may receive all relevant records on request at no charge; (d) a statement of the claimant’s right to sue under Section 502(a) of ERISA; and (e) if an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available upon request at no charge.

9.5    Binding Effect. The internal claims procedures set forth in this Section 9 are mandatory. If a claimant fails to follow these claims procedures, does not request a review or appeal or to timely file a request for appeal in accordance with this Section 9, the denial of the claim will become final and binding on all persons for all purposes. In addition, for all purposes under this Plan, decisions on claims (where no review is requested) and decisions on review (where review is requested) will be final, binding and conclusive on all interested persons. A Participant may file a lawsuit against the Plan only after the Participant has timely exhausted the administrative remedies (including the available claims procedures) under the Plan.

9.6    Limitations Period. Any claim by a Participant that a payment made under the Plan is less than the amount to which the Participant is entitled must be made in writing pursuant to this Section 9 within six (6) months after the date of such payment. Notwithstanding any other provision of the Plan, including Section 5.2, a Participant will forfeit all rights to any amounts claimed if the Participant fails to make claim as provided in the preceding sentence. In addition, any claims under the Plan (a “Plan Claim”) must be filed with the appropriate court, after exhausting administrative remedies, within three (3) years from the accrual of the cause of action. A Plan Claim will accrue, hereunder, when the claimant knows, or with reasonable diligence should have known, of the underlying facts giving rise to the claim, regardless of whether claimant is aware of the legal significance of such facts. Notwithstanding the foregoing, a Plan Claim will accrue at an earlier point in time when there has been a clear repudiation of the Plan Claim by the Company, the Plan Administrator, or an agent of the Company or the Plan Administrator.

SECTION 10
AMENDMENT AND TERMINATION

10.1    Amendment or Suspension. The Plan Administrator may, in its sole discretion, suspend or amend this Plan at any time or from time to time, in whole or in part. The Plan Administrator may terminate or freeze the participation of any Participant if the Plan Administrator determines that the Participant no longer satisfies the requirements to be an Eligible Employee and as a consequence jeopardizes the tax-deferred treatment of this Plan or any compensation deferred hereunder. Alternatively, the Plan Administrator may suspend this Plan, in which case all Compensation Deferrals, Company Contributions, and accruals of deemed investment earnings and losses will cease as of the effective date of the suspension of the Plan, and then upon a subsequent Payment Event or Plan termination, the Company will pay to Participants their vested Account balance in accordance with Section 6 and otherwise in accordance with Code Section 409A. Notwithstanding the foregoing, no amendment or suspension of this Plan, or the termination of a Participant’s participation in this Plan, will affect a Participant’s right to receive the amounts in his or her Account attributable to Compensation Deferrals and, except in the event of a Termination of Employment for Cause, vested Company Contributions, as of the date of the termination, amendment, or suspension, as applicable, without the consent of the affected Participant, except for any amendment as may be necessary to comply with Code Section 409A, as provided in Section 12.6.

10.2    Plan Termination. The Board hereby reserves the right to terminate this Plan at any time by action of the Board. In the event this Plan is terminated, distributions of the Participants’ vested Account balances will be made in accordance with Treasury Regulations under Code Section 409A. For purposes of determining the amount to be distributed to a Participant, the Participant’s Account balance will be determined as of the Plan termination date (or if such termination date is not a business day, the first Valuation Date immediately preceding the termination date).

SECTION 11
UNFUNDED PLAN

11.1    Unfunded Plan. Nothing in this Plan will be construed as giving any Participant, or his or her legal representative or designated beneficiary, any claim against any specific assets of the Company. The Company and Related Entities will not be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder. The Company’s obligation to pay benefits under the Plan constitutes a mere promise of the Company to pay such benefits, and a Participant or his or her beneficiary will be no more than an unsecured, general creditor of the Company.

11.2    Trust Fund. At its discretion, the Company may establish one or more trusts, with such trustees as the Company may approve, for the purpose of providing for the payment of benefits owed under this Plan. Although any such trust will be irrevocable, its assets shall be held for payment to the Company’s general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under this Plan are paid from any such trust, that Company will have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation solely of the Company.

SECTION 12
MISCELLANEOUS

12.1    Nonalienation. Benefits under this Plan may not be anticipated, assigned or alienated, sold, transferred, pledged or encumbered by a Participant and none of the benefits may be subject to any claims of any creditor of a Participant or beneficiary, including by way of attachment, garnishment or other legal process by creditors of the Participant or Participant’s beneficiary.

12.2    No Right to Continued Employment. Neither this Plan, nor its execution or any action taken under this Plan, will confer upon any Participant any right to continuance of employment by any Participating Company or any right to any Company Contributions, nor will it interfere in any way with the right of a Participating Company, subject to any written agreement to the contrary, to terminate any Participant’s employment or other service relationship at any time.

12.3    Further Assurances. A Participant will cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, and by taking such other action as may be requested by the Company.

12.4    Governing Law. The provisions of this Plan will be construed and interpreted according to the laws of the State of Alaska, except as preempted by federal law.

12.5    Validity. If any provision of this Plan is deemed illegal or invalid for any reason, then the remainder of the provision and this Plan, except to such extent or in such application, will not be affected, and each and every provision of this Plan will be valid and enforceable to the fullest extent and in the broadest application permitted by law.

12.6    Code Section 409A. The Company intends for the benefits provided under this Plan to comply with Code Section 409A or an exemption therefrom, and the Plan will be interpreted to that end. The Company intends that any benefits provided under the Plan that may be excluded from Code Section 409A as separation pay due to an involuntary separation from service, as a short-term deferral, or otherwise, will be exempt from Code Section 409A to the maximum extent possible. To the extent Code Section 409A is applicable to such benefits, the Company intends that the Plan (and such benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. The Company reserves the right to amend this Plan, without the consent of any Participant, as deemed reasonably necessary to comply with Code Section 409A.

12.6.1    For purposes of the Plan, all references to “Termination of Employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)).

12.6.2    Notwithstanding anything to the contrary in the Plan, if at the time a Participant’s employment terminates, he or she is a “specified employee,” as defined for purposes of Code Section 409A, any and all amounts payable under the Plan on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the Company’s next regular pay day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b); (ii) benefits that qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Code Section 409A; and subsequent installments (if any) will be paid on the Installment Method for the remainder of the applicable Installment Period.

12.6.3    For purposes of Code Section 409A, each payment made under the Plan shall be treated as a separate payment, and the right to a series of installment payments under the Plan is to be treated as a right to a series of separate payments.

12.6.4    Notwithstanding anything in the Plan to the contrary, none of the Company or other Participating Companies, or the Related Entities, and their respective directors, managers, employees, officers, directors, representatives or agents make any representation and warranty to any Participant with respect to whether this Plan complies with, or is exempt from, Code Section 409A and will have no liability for any accelerated taxation, additional taxes, penalties or interest for which a Participant may become liable in connection with any failure or alleged failure to comply with, or meet an exemption from, Code Section 409A.

12.7    Release. Any payment of benefits to or for the benefit of a Participant or a Participant’s beneficiary that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder, will be in full satisfaction of all claims against the Company, any other Participating Company, the Plan Administrator, and the trustee of any trust established under Section 11.2 for benefits under this Plan to the extent of such payment, and the Plan Administrator may require the Participant or the Participant’s beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

12.8    Successors. The provisions of this Plan will bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

12.9    No Warranties. None of the Company, any other Participating Company, or the Plan Administrator warrants or represents that the value of any Participant’s Account will increase. Each Participant assumes the risk in connection with the deemed investment of his or her Account.

12.10    Top Hat Filing. Within 120 days after adoption of the Plan, the Company will file the statement (“top hat filing”) provided by Labor Regulations Section 2520.104-23.

12.11    Entire Agreement. This Plan document represents the entire agreement between the Company and any Participant and supersedes any and all prior agreements between the Company and any Participant, whether such agreement or agreements were written or oral. Any amendment or modification to the terms of this Plan must be in writing and signed by an authorized officer of the Company.

To evidence adoption of this 2023 Deferred Compensation Plan, this document has been executed on behalf of the Company by an authorized representative of the Company on the date set forth below.
COMPANY:

NORTHRIM BANK

By /s/ Krystal Nelson

Its Chairman of the Compensation
Committee of the Board of Directors

Date: November 30, 2023

Exhibit A

Participating Companies

Participating Company	Eligible Job Position
Northrim Bank	SVPs and above
Residential Mortgage, LLC	VPs and above or Mortgage Loan Originator